Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway
Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS THIRD QUARTER SALES

AND EARNINGS

Pennsauken, NJ, July 24, 2017 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the third quarter ended June 24, 2017.

Sales for the third quarter increased 6% to $295.4 million from $278.0 million in last year’s third quarter. Net earnings decreased 6% to $25.3 million in the current quarter from $26.8 million last year. Earnings per diluted share decreased to $1.34 for the third quarter from $1.43 last year. Operating income decreased 7% to $37.8 million in the current quarter from $40.4 million in the year ago quarter.

For the nine months ended June 24, 2017, sales increased 5% to $767.5 million from $730.5 million in last year’s nine months.  Net earnings decreased 1% to $54.8 million this year from $55.4 million last year for the nine months. Earnings per diluted share decreased to $2.91 from $2.95 last year. Operating income decreased 1% to $81.2 million this year from $82.1 million last year for the nine months.

Operating income for this year’s third quarter and nine months included an insurance recovery of $1.8 million related to an insurable loss reported in last year’s fourth quarter related to certain product quality issues.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Our sales increase of 2% without Hill & Valley bakery sales (acquired in December 2016) and a shift in product mix of sales resulted in a disappointing performance this quarter relative to last year in our food service segment. Our fundamental business remains solid.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S, CALIFORNIA CHURROS and OREO** Churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several bakery brands within COUNTRY HOME BAKERS and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**OREO and the OREO wafer design are registered trademarks of Mondelez International group, used under license.

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J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 24,	June 25,	June 24,	June 25,
	2017	2016	2017	2016

Net Sales	$295,415	$277,981	$767,498	$730,541

Cost of goods sold	200,651	185,895	534,022	505,871
Gross Profit	94,764	92,086	233,476	224,670

Operating expenses
Marketing	25,571	23,721	67,435	63,714
Distribution	21,865	19,006	58,537	54,784
Administrative	9,588	8,530	26,404	23,857
Other general expense	(60)	392	(138)	239
Total operating expenses	56,964	51,649	152,238	142,594

Operating Income	37,800	40,437	81,238	82,076

Other income (expense)
Investment income	1,422	981	3,824	3,118
Interest expense & other	(80)	(31)	(651)	(94)

Earnings before income taxes	39,142	41,387	84,411	85,100

Income taxes	13,838	14,596	29,580	29,743

NET EARNINGS	$25,304	$26,791	$54,831	$55,357

Earnings per diluted share	$1.34	$1.43	$2.91	$2.95

Weighted average number of diluted shares	18,846	18,705	18,818	18,765

Earnings per basic share	$1.35	$1.44	$2.93	$2.97

Weighted average number of basic shares	18,727	18,615	18,708	18,646

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 24,	September 24,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$92,614	$140,652
Marketable securities held to maturity	50,857	13,539
Accounts receivable, net	126,236	98,325
Inventories	107,179	88,684
Prepaid expenses and other	8,202	13,904
Total current assets	385,088	355,104

Property, plant and equipment, at cost
Land	2,482	2,512
Buildings	26,741	26,741
Plant machinery and equipment	246,410	227,614
Marketing equipment	274,380	278,299
Transportation equipment	8,403	7,637
Office equipment	24,644	22,136
Improvements	37,510	34,750
Construction in progress	17,535	5,356
Total Property, plant and equipment, at cost	638,105	605,045
Less accumulated depreciation and amortization	418,912	420,832
Property, plant and equipment, net	219,193	184,213

Other assets
Goodwill	101,853	86,442
Other intangible assets, net	61,579	41,819
Marketable securities held to maturity	65,113	90,732
Marketable securities available for sale	30,164	29,465
Other	2,794	2,712
Total other assets	261,503	251,170
Total Assets	$865,784	$790,487

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$345	$365
Accounts payable	81,285	62,026
Accrued insurance liability	9,848	10,119
Accrued liabilities	13,347	6,161
Accrued compensation expense	15,631	16,340
Dividends payable	7,866	7,280
Total current liabilities	128,322	102,291

Long-term obligations under capital leases	982	1,235
Deferred income taxes	58,641	48,186
Other long-term liabilities	2,393	801

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,729,000 and 18,668,000 respectively	28,966	25,332
Accumulated other comprehensive loss	(10,831)	(13,415)
Retained Earnings	657,311	626,057
Total stockholders' equity	675,446	637,974
Total Liabilities and Stockholders' Equity	$865,784	$790,487

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (in thousands)

	Nine months ended
	June 24,	June 25,
	2017	2016
Operating activities:
Net earnings	$54,831	$55,357
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	28,060	25,526
Amortization of intangibles and deferred costs	3,336	4,304
Share-based compensation	2,240	1,735
Deferred income taxes	(347)	(172)
(Gain)loss on sale and redemption of marketable securities	(13)	582
Other	712	493
Changes in assets and liabilities net of effects from purchase of companies
Increase in accounts receivable	(23,385)	(11,984)
Increase in inventories	(12,154)	(12,478)
Decrease in prepaid expenses	10,035	1,419
Increase in accounts payable and accrued liabilities	20,023	6,566
Net cash provided by operating activities	83,338	71,348
Investing activities:
Payment for purchases of companies, net of cash acquired	(42,058)	-
Purchases of property, plant and equipment	(57,151)	(37,221)
Purchases of marketable securities	(27,269)	(41,786)
Proceeds from redemption and sales of marketable securities	14,681	11,008
Proceeds from disposal of property, plant and equipment	1,385	1,578
Other	(404)	308
Net cash used in investing activities	(110,816)	(66,113)
Financing activities:
Payments to repurchase common stock	(3,374)	(15,265)
Proceeds from issuance of stock	4,745	3,634
Payments on capitalized lease obligations	(273)	(265)
Payment of cash dividend	(22,992)	(21,267)
Net cash used in financing activities	(21,894)	(33,163)
Effect of exchange rate on cash and cash equivalents	1,334	(1,440)
Net decrease in cash and cash equivalents	(48,038)	(29,368)
Cash and cash equivalents at beginning of period	140,652	133,689
Cash and cash equivalents at end of period	$92,614	$104,321

J&J SNACK FOODS CORP. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited) (in thousands)

	Three months ended		Nine months ended
	June 24,	June 25,	June 24,	June 25,
	2017	2016	2017	2016
Sales to External Customers:
Food Service
Soft pretzels	$45,069	$44,410	$129,556	$125,943
Frozen juices and ices	16,281	18,564	33,453	37,850
Churros	17,536	15,819	46,693	43,452
Handhelds	8,574	7,047	24,155	20,371
Bakery	89,712	74,475	248,795	221,500
Other	5,938	8,833	14,833	15,507
Total Food Service	$183,110	$169,148	$497,485	$464,623

Retail Supermarket
Soft pretzels	$7,496	$7,136	$25,626	$25,611
Frozen juices and ices	27,317	26,038	50,359	48,009
Handhelds	3,548	3,813	10,374	11,121
Coupon redemption	(1,092)	(826)	(3,246)	(1,911)
Other	873	852	2,260	2,143
Total Retail Supermarket	$38,142	$37,013	$85,373	$84,973

Frozen Beverages
Beverages	$48,714	$44,352	$108,812	$102,966
Repair and maintenance service	18,549	18,398	54,327	53,105
Machines sales	6,496	8,942	20,547	23,911
Other	404	128	954	963
Total Frozen Beverages	$74,163	$71,820	$184,640	$180,945

Consolidated Sales	$295,415	$277,981	$767,498	$730,541

Depreciation and Amortization:
Food Service	$6,028	$5,777	$18,155	$16,846
Retail Supermarket	221	288	859	862
Frozen Beverages	4,437	4,095	12,382	12,122
Total Depreciation and Amortization	$10,686	$10,160	$31,396	$29,830

Operating Income:
Food Service	$22,005	$24,619	$58,695	$59,041
Retail Supermarket	4,890	4,266	8,390	7,825
Frozen Beverages	10,905	11,552	14,153	15,210
Total Operating Income	$37,800	$40,437	$81,238	$82,076

Capital Expenditures:
Food Service	$16,923	$5,961	$35,536	$19,470
Retail Supermarket	15	140	228	339
Frozen Beverages	7,230	7,385	21,387	17,412
Total Capital Expenditures	$24,168	$13,486	$57,151	$37,221

Assets:
Food Service	$631,131	$563,571	$631,131	$563,571
Retail Supermarket	25,212	26,110	25,212	26,110
Frozen Beverages	209,441	181,552	209,441	181,552
Total Assets	$865,784	$771,233	$865,784	$771,233

Results of Operations

Net sales increased $17,434,000 or 6% to $295,415,000 for the three months and $36,957,000 or 5% to $767,498,000 for the nine months ended June 24, 2017 compared to the three and nine months ended June 25, 2016. Excluding sales of Hill & Valley, acquired December 30, 2016, and an ICEE distributor acquired May 22, 2017, sales for the three months increased $5,523,000, or 2% and sales for the nine months increased $15,563,000 or 2% from last year.

FOOD SERVICE

Sales to food service customers increased $13,962,000 or 8% in the third quarter to $183,110,000 and increased $32,862,000 or 7% for the nine months. Excluding sales of Hill & Valley, sales increased $2,552,000 or 2%, for the third quarter and $11,969,000, or 3% for the nine months. Soft pretzel sales to the food service market increased 1% to $45,069,000 in this quarter and 3% to $129,556,000 in the nine months with sales increases and decreases across our customer base.

Frozen juices and ices sales decreased 12% to $16,281,000 in the three months and decreased 12% to $33,453,000 in the nine months resulting from lower sales to warehouse club stores. The sales decline in the third quarter was primarily due to a change in timing of sales to one warehouse club store of our WHOLEFRUIT organic juice tubes; we expect to have an increase in sales to that customer in our fourth quarter.   Churro sales to food service customers increased 11% to $17,536,000 in the third quarter and 7% to $46,693,000 in the nine months with increased sales to restaurant chains and warehouse club stores.

Sales of bakery products increased $15,237,000 or 20% in the third quarter to $89,712,000 and increased $27,295,000 or 12% for the nine months. Excluding sales of Hill & Valley, sales increased $3,827,000, or 5%, for the third quarter and $6,402,000, or 3% for the nine months with sales increases and decreases spread across our customer base.

Sales of handhelds increased $1,527,000 or 22% in the quarter and $3,784,000 or 19% for the nine months with all of the increase coming from sales to four customers in the quarter and five customers in the nine months. Sales of funnel cake decreased $2,941,000 or 34% in the quarter to $5,629,000 and $728,000 or 5% for the nine months to $13,923,000 because last year sales in the third quarter included sales of $3.8 million to one restaurant chain in a rollout, otherwise, we had increased sales to school food service in both periods.

Sales of new products in the first twelve months since their introduction were approximately $10 million in this quarter and $26 million in the nine months. Price increases had a marginal impact on sales in the quarter and for the nine months and net volume increases, including new product sales as defined above and Hill & Valley sales, accounted for approximately $14 million of sales in the quarter and $33 million of sales in the nine months.

Operating income in our Food Service segment decreased from $24,619,000 to $22,005,000 in the quarter and decreased from $59,041,000 to $58,695,000 in the nine months. Operating income for the current fiscal year both periods benefitted from a $1.8 million gain on an insurance recovery related to product quality issues in our 2016 fiscal year. Operating income was impacted this year compared to last in the third quarter as the third quarter last year benefited from significant rollouts of a funnel cake product and a pretzel product to restaurant chains (total of $5 million of sales).  Additionally, this year’s operating income was impacted by an overall low sales increase exclusive of Hill & Valley sales and a shift in product mix. Hill & Valley contributed $102,000 to operating income since we acquired the business at the start of our second quarter.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $1,129,000 or 3% to $38,142,000 in the third quarter and increased $400,000 or about 1/2 of one percent to $85,373,000 in the nine months.  Soft pretzel sales for the third quarter were up 5% to $7,496,000 and were essentially unchanged at $25,626,000 for the nine months with sales increases and decreases across customers and products. Sales of frozen juices and ices increased $1,279,000 or 5% to $27,317,000 in the third quarter and were up $2,350,000 to $50,359,000 for the nine months led by increased sales of our LUIGI’S Real Italian Ice. Handheld sales to retail supermarket customers decreased 7% to $3,548,000 in the quarter and decreased 7% to $10,374,000 for the nine months as sales of this product line continues their long term decline.

Sales of new products in the third quarter were approximately $300,000 and were $1.1 million for the nine months. Price increases had a marginal impact on sales in the quarter and for the nine months and net volume increases, including new product sales as defined above accounted for $1.4 million of sales in the quarter and $1.7 million of sales in the nine months.

Operating income in our Retail Supermarkets segment was $4,890,000 in this year’s quarter compared to $4,266,000 in last year’s quarter, a 15% increase, and was $8,390,000 in this year’s nine months compared to $7,825,000 in last year’s nine months, a 7% increase. Lower trade spending for the introduction of new products compared to last year and modestly higher sales offset the higher coupon expenses in both periods.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 3% to $74,163,000 in the third quarter and increased 2% to $184,640,000 in the nine month period. Beverage related sales alone were up 10% to $48,714,000 in the third quarter and were up 6% to $108,812,000 in the nine month period.    Gallon sales were up 7% for the three months and were up 5% for the nine month period with higher sales across our customer base. Service revenue increased less than 1% to $18,549,000 in the third quarter and increased 2% to $54,327,000 for the nine month period with sales increases and decreases spread throughout our customer base.

Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, were $6,496,000, a decrease of 29% from last year’s third quarter and were $20,547,000, or 14% lower than last year, in the nine month period.

Operating income in our Frozen Beverage segment decreased to $10,905,000 in this quarter and to $14,153,000 for the nine months compared to $11,552,000 and $15,210,000 in last years’ periods, respectively. Lower machine sales and higher payroll and payroll related costs impacted operating income in both periods this year.

CONSOLIDATED

Gross profit as a percentage of sales was 32.08% in the three month period this year and 33.13% last year. For the nine month period, gross profit as a percentage of sales was 30.42% this year and 30.75% a year ago. About 1/2 of the gross profit percentage decrease in the quarter resulted from the lower gross profit percentage of the Hill & Valley business. Higher costs in our frozen beverages business also impacted the gross margin percentage in the quarter as did a product shift in our food service business. Without the gain on  insurance recovery of $1.8 million recorded in the current quarter related to certain product quality issues in our 2016 fiscal year, gross profit as a percentage of sales would have been  31.48% in the three month period this year and 30.19 % in the nine month period this year.

Total operating expenses increased $5,315,000 in the third quarter and as a percentage of sales increased to 19.3% from 18.6% last year. For the nine months, operating expenses increased $9,644,000, and as a percentage of sales increased from 19.5% to 19.8% from last year. Marketing expenses were 8.7% of sales in this year’s quarter and 8.5% last year and were 8.8% in this year’s nine months compared to 8.7% of sales in last year’s nine months due to higher spending in our frozen beverages segment. Distribution expenses increased to 7.4% of sales in this year’s quarter from 6.8% of sales in last year’s quarter for a variety of reasons including higher wage, storage, pallet and freight costs as well as product mix, and were 7.6% in this year’s nine month period and 7.5% of sales last years’ nine month period. Administrative expenses were 3.2% of sales this quarter and 3.4% for the nine month period compared to 3.1% of sales last year in the third quarter and 3.3% for the nine months.

Operating income decreased $2,637,000 or 7% to $37,800,000 in the third quarter and decreased $838,000 or 1% to $81,238,000 in the nine months as a result of the aforementioned items.

Investment income increased by $441,000 and $706,000 in the third quarter and nine months, respectively, due to losses on sales of marketable securities last year and higher levels of interest rates this year.

Other expense for the quarter and nine months this year includes $53,000 and $567,000, respectively, of acquisition costs for the Hill & Valley and ICEE distributor purchases.

The effective income tax rate has been estimated at 35% and 35% for the quarter this year and last year, respectively and 35% and 35% for the nine months this year and last year, respectively.

Net earnings decreased $1,487,000, or 6%, in the current three month period to $25,304,000 and were $54,831,000 for the nine months this year compared to $55,357,000 for the nine month period last year, a decrease of 1%.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.